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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
Open Road Releasing, LLC:

        We consent to the incorporation by reference in the registration statement (No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our report dated February 11, 2014, with respect to the consolidated balance sheets of Open Road Releasing, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, members' equity, and cash flows for the each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of AMC Entertainment Holdings, Inc.

/s/ KPMG LLP

Los Angeles, California
March 4, 2014

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm